Exhibit 99.1

Press Release #201807	FOR IMMEDIATE RELEASE	March 1, 2018

Compelling lab results, Lithium solution bench testing up next

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following updates for the recovery of Lithium and ultimately, upgrading the Lithium to battery grade Li2CO3by our technology partner Genesis Water Technologies Inc., (GWT) a leader in specialized water treatment solutions.

BENCH TEST UPDATE:

GWT has informed the Company that the bench scale build will be completed during the week of March 4th – 11th. Pre-testing with synthetic Li brine solutions will commence the following week. Synthetic Li brine solution testing will continue throughout the remainder of March and April. Final 3rd party lab results are currently expected by the end of May.

Enertopia is excited about supplying GWT with synthetic Li brine samples made from Li enriched surface samples from the Company’s Clayton Valley project. After months of testing by 3rd party labs and internal analysis by GWT and Enertopia consultants, it has been determined that the synthetic Li solutions will be composed of surface host rock samples from the bulk samples GWT-001 and GWT-002. Synthetic Li brine solutions having a pH of 2.0 will be achieved using H2SO4 and synthetic Li brine solutions having a pH of 11.0 will be achieved using NaOH or Ca(OH)2.

Solution testing will take place at various temperatures from 20o C to 80o C.

The goals of these series of bench tests are to test, in a precise manner, the effect of higher solution temperature and varying pH and the response of the patent-pending GWT ENERLET Lithium recovery process.

Our 3rd party testing has revealed that by using a high pH of 11.0 or a low pH of 2.0 allows for 47.75% in the case of pH 11.0 to 50.56% in the case of pH 2.0 of the lithium in solution to be recovered. However, using solution with a pH of 11.0 results in a significant drop in the levels of contaminant minerals that need to be removed in order to obtain battery grade Li2CO3as per the table below. Especially note the reduction in both Mg and Ca in synthetic brine produced using an alkaline leach.

Bulk Sample # GWT-002	Li in mg/l	Mg in mg/l	B in mg/l	Ca in mg/l	K in mg/l
pH 2.0 using H2SO4	180	228	47	907	213
pH 11.0 using NaOH	160	0.006	57	33.1	241
pH 11.0 using Ca(OH)2	160	0.019	45	296	265

NOTE: 1 ppm = 1 mg/l

Above pH 2.0 solution comprised of 2,000ml water, 500g Li sample rock

Above pH 11.0 solutions comprised of 800ml water 200g Li sample rock

The potential quantity and grade is conceptual in nature, and there has been insufficient exploration to define a mineral resource and that it is uncertain if further exploration will result in the target being delineated as a mineral resource.

NEXT STEPS:
The Company looks forward to the synthetic lithium brine solution testing through the GWT ENERLET Lithium recovery system over the next two months. While these tests are ongoing, GWT and Enertopia are mapping out the next steps reviewing the planned pilot plant and ways to potentially lower the capex and electrical consumption based on the positive data received thus far with the just completed 3rd party lab analysis.

The Company will be at booth 3347 at the Prospectors and Developers Association of Canada (PDAC) this year from March 4-7 in Toronto, ON. Modern technology is changing the face of mining. “Enertopia looks forward to providing updates as to the results of the bench test analysis and our ongoing project work at our 100% owned Clayton Valley, NV, Lithium project, as well as continuing due diligence in the technology and mineral sectors. Modern technology is revolutionizing ways to mine and protect our environment. We are enthusiastic about becoming leaders in this evolution,” Stated President and CEO Robert McAllister

“Genesis Water Technologies looks forward to the continued optimization of the leach process of the synthetic brine sample and our GWT Enerlet Lithium recovery process. We are enthusiastic to be on the cutting edge of advancements in lithium extraction to provide battery grade lithium to industry,” Stated Technical Manager Nick Nicholas.

Third party laboratory testing was carried out by BASE Metallurgical Laboratories Ltd. and independent rock and synthetic brine assays were carried out by ALS Geochemistry of Vancouver, BC. Head grade rock analysis was completed using ME-ICP61, with synthetic brine analysis completed by using ME-MS14b, ME-ICP14, ME-ICP15, and tail analysis was completed using ME-ICP61.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:
A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusively licensed process (Enerlet) with the goal to recover and produce battery grade lithium carbonate.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT):
GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “can,” "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the bench test for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that the lithium on the company’s project will be recoverable or economic. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release